Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-192335) and on Form S-8 (No. 333-184035) of Susser Petroleum Partners LP of our report dated April 15, 2013 relating to the consolidated financial statements of MACS Holdings, LLC and its subsidiaries as of December 31, 2012 and for each of the two years in the period ended December 31, 2012, which appear in this Current Report on Form 8-K/A dated October 21, 2014.

/s/PricewaterhouseCoopers LLP

Richmond, Virginia

October 21, 2014